As filed with the Securities and Exchange Commission on July 17, 2009.

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FARO TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Florida	59-3157093
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

250 Technology Park Drive Lake Mary, Florida	32746
(Address of Principal Executive Offices)	(Zip Code)

FARO Technologies, Inc. 2009 Equity Incentive Plan

(Full title of the plan)

Keith S. Bair

Chief Financial Officer

FARO Technologies, Inc.

250 Technology Park Drive

Lake Mary, Florida 32746

(407) 333-9911

(Name, address and telephone number, including area code, of agent for service)

Copy to:

David C. Lowance

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia 30309-3424

(404) 881-4788

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value per share	1,720,000 (1)	$14.26 (2)	$24,527,200 (2)	$1,368.62
Common Stock, $0.001 par value per share	100,072 (1) (3)	N/A (3)	N/A (3)	N/A (3)
Common Stock, $0.001 par value per share	1,158,321 (1) (3)	N/A (3)	N/A (3)	N/A (3)

(1)	Amount to be registered consists of (i) 1,720,000 shares of common stock of FARO Technologies, Inc. (the “Company”) to be issued pursuant to the grant or exercise of awards under the FARO Technologies, Inc. 2009 Equity Incentive Plan (the “Plan”), plus (ii) 100,072 shares of Company common stock which remained available for issuance under the FARO Technologies, Inc. 2004 Equity Incentive Plan (the “2004 Plan”) as of July 17, 2009, and are now available for issuance under the 2009 Plan, plus (iii) up to 1,158,321 additional shares which presently are subject to awards outstanding under the 2004 Plan but which will become available for grant under the Plan to the extent that such 2004 Plan awards terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason (the shares included in (ii) and (iii) are collectively referred to as the “Additional Shares”). The amount to be registered also includes additional shares of the Company’s common stock that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h), based on the average of the high and low prices of the Company’s common stock reported on the NASDAQ Global Market on July 13, 2009.
(3)	The Company previously registered 1,750,000 shares of common stock on a Form S-8 filed on May 17, 2005 (Reg. No. 333-125021) (the “2005 Form S-8”) for issuance under the 2004 Plan, which includes the Additional Shares. Accordingly, the registration fees for the Additional Shares were paid at the time of the filing of the 2005 Form S-8, and no further registration fee is required.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The documents constituting Part I of this registration statement will be delivered to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b) Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Keith Bair, at the address and telephone number on the cover of this registration statement.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2008;

(b)	All reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act, since December 31, 2008;

(c)	The description of common stock contained in the Company’s Registration Statement on Form 8-A filed under Section 12 of the Exchange Act on September 15, 1997, including all amendments or reports filed for the purpose of updating such description; and

(d)	All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is a Florida corporation. Reference is made to Section 607.0850 of the Florida Business Corporation Act (the “Florida Act”), which permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

The Company’s Articles of Incorporation and bylaws provide that the Company shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act. In addition, the Company may enter into Indemnification Agreements with its directors and executive officers in which the Registrant has agreed to indemnify such persons to the fullest extent now or hereafter permitted by the Florida Act. The indemnification provided by the Florida Act and the Company’s Bylaws is not exclusive of any other rights to which a director or officer may be entitled.

The Company has purchased insurance with respect to, among other things, liabilities that may arise under the statutory provisions referred to above.

The general effect of the foregoing provisions may be to reduce the circumstances in which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(Signatures on following page)

SIGNATURES

The Company. Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lake Mary, state of Florida, on this 17th day of July, 2009.

FARO TECHNOLOGIES, INC.

By:	/s/ Jay W. Freeland
Jay W. Freeland
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Keith S. Bair and Jay W. Freeland, and each or any one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated:

SIGNATURE	TITLE	DATE

/s/ Jay W. Freeland	President, Chief Executive Officer and Director (Principal Executive Officer)	July 16, 2009
Jay W. Freeland

/s/ Keith S. Bair	Senior Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)	July 16, 2009
Keith S. Bair

(Signatures continued on following page)

/s/ John E. Caldwell	Director	July 16, 2009
John E. Caldwell

/s/ Stephen R. Cole	Director	July 16, 2009
Stephen R. Cole

/s/ John Donofrio	Director	July 16, 2009
John Donofrio

/s/ Andre Julien	Director	July 16, 2009
Andre Julien

/s/ Simon Raab	Chairman of the Board and Director	July 16, 2009
Simon Raab

/s/ Marvin R. Sambur	Director	July 16, 2009
Marvin R. Sambur

/s/ Norman Schipper, O.C.	Director	July 16, 2009
Norman Schipper, O.C.

EXHIBIT INDEX

TO

FORM S-8

4.1	Articles of Incorporation, as amended (Filed as Exhibit 3.1 to the Company’s Registration Statement on Form S-1, No. 333-32983, and incorporated herein by reference)

4.2	Bylaws, as amended

4.3	FARO Technologies, Inc. 2009 Equity Incentive Plan (Filed as Appendix A of the Company’s Definitive Proxy Statement on Schedule 14A, No. 000-23081, and incorporated herein by reference)

5.1	Opinion of Counsel

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of Grant Thornton LLP

24.1	Power of Attorney (included on signature page of this registration statement)